* CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

LICENSING SERVICES AGREEMENT

This Licensing Services Agreement (“Agreement”) is made and effective as of February 4, 2014 (“Effective Date”), by and between 3LP Advisors, LLC, with a business address at 184 High Street, Boston, MA  02110 (“3LP”), ParkerVision, Inc., with a business address at 7915 Baymeadows Way, Suite 400, Jacksonville, FL  32256 (“ParkerVision”) and the law firm of McKool Smith with a principal business office at 300 Crescent Ct. #1500, Dallas, TX  75201 (“McKool”).  Each of 3LP, ParkerVision and McKool are referred to herein as a “Party” and, collectively, as the “Parties.”

W I T N E S S I T H

WHEREAS, under the terms and subject to the conditions set forth in this Agreement, ParkerVision wishes to engage 3LP to mange and direct ParkerVision’s Patent Licensing Operations (defined below); and

WHEREAS, McKool has agreed to provide reasonable support to 3LP in connection with 3LP’s  performance of the services provided for in this Agreement

NOW THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the Parties to this Agreement, intending to be legally bound, agree as follows:

1.

Engagement.  From the Effective Date of this Agreement through the end of the Term (as defined below), ParkerVision hereby engages 3LP to manage and direct ParkerVision’s Patent Licensing Operations (defined below) for and on behalf of ParkerVision.  For purposes of this Agreement “Patent Licensing Operations” means development and execution of ParkerVision’s patent licensing strategy and program with respect to all of ParkerVision’s patents as identified on Attachment A hereto (the “Patents”), including researching and profiling potential licensees, marketing and selling activities, negotiation of licenses and assisting ParkerVision with the settlement or other agreement for monetary or other financial consideration (including related license agreements) made with a counterparty in any patent litigation initiated by ParkerVision.   During the initial twelve (12) months of the Term  (together with any extensions thereof, the “Exclusive Period”), 3LP’s engagement hereunder shall be on an exclusive basis, but shall not preclude ParkerVision from conducting Patent Licensing Operations on its own behalf.  Prior to the expiration of the Exclusive Period, the Exclusive Period may be extended for additional recurring six (6) month or longer periods during the Term by written agreement between ParkerVision and 3LP.    Following expiration of the Exclusive Period, 3LP’s engagement hereunder shall be on a non-exclusive basis.

2.	3LP’s Performance. 3LP will use its reasonable best efforts to effectuate ParkerVision’s Patent Licensing Operations. Such efforts shall include, but are not limited to, the following:
a.

3LP has heretofore developed technical and marketing materials (“Data Room Materials”) that it reasonably believes will assist in marketing the Patents to potential licensees.   3LP will continue to maintain and update the Data Room Materials in cooperation with ParkerVision and McKool and will develop and incorporate any modifications to the Data

Room Materials reasonably requested by ParkerVision and McKool.  3LP will not use any Data Room Materials in conjunction with the Patent Licensing Operations or otherwise, unless authorized in advance by ParkerVision.

b.

3LP has heretofore conducted market research to identify a target list of potential licensees (hereinafter “Targets”).  3LP will conduct further market research and maintain and update a list of Targets on an ongoing basis and will provide ParkerVision with a written Target status update report at least bi-weekly.  The Targets identified on Attachment B hereto (the “3LP Targets”) are Targets that ParkerVision and 3LP have agreed will be contacted by 3LP in connection with its engagement under this Agreement.  Attachment B hereto will be updated to add or delete 3LP Targets by written agreement between ParkerVision and 3LP.  ParkerVision and 3LP will endeavor to provide to the other Party decisions with respect to proposed changes to Attachment B as promptly as commercially practicable under the circumstances to help foster an efficient and responsive Patent Licensing Operation.

c.

3LP will prepare correspondence and other solicitation materials (hereinafter “Marketing Materials”) for use in connection with its contacts with 3LP Targets and, subject to ParkerVision’s prior approval of the Marketing Materials (which approval shall be given as promptly as commercially practicable under the circumstances),  initiate contact with 3LP Targets for purposes of effectuating Patent Licensing Operations. 3LP will keep ParkerVision and McKool informed on a regular basis (and in any case within 24 hours) with respect to any proposals, bids, solicitations, indications of interest or offers (“Offers”) it receives from 3LP Targets, and any other material developments that occur in connection with the Patent Licensing Operations, including, but not limited to, the identity of the offeror and the terms of the Offer and/or substance of the discussions.

d.

3LP will assist ParkerVision and McKool in the review and evaluation of Offers and negotiations with respect thereto.  3LP will also assist ParkerVision in drafting and negotiating license agreement terms and conditions. 3LP has no authority to bind ParkerVision in any way without ParkerVision’s prior written consent.

e.

3LP will maintain sufficient professional and other staff to manage and direct Patent Licensing Operations.  Kevin Rivette (“Rivette”),  Mark Gober and one (1) of 3LP’s legal professionals will devote substantially all of their professional time and Mark Blaxill will devote approximately 50% of his professional time to Patent Licensing Operations, provided, however, that Rivette shall not be precluded from continuing to participate in general marketing of 3LP’s services and occasional advisory role engagements on behalf of 3LP clients provided that substantially all of his professional time is dedicated to Patent Licensing Operations. Partners of 3LP other than Rivette and Mark Blaxill may, from time-to-time provide services in support of Patent Licensing Operations if the provision of such services does not conflict with existing 3LP client services. In the event of such a conflict, such partners may recuse themselves upon notice to ParkerVision from performing any additional services.  In the event of a conflict of interest involving Rivette, Rivette will recuse himself from working with other 3LP clients in favor of ParkerVision.    Additionally, up to two (2) licensing professionals from 3LP will be assigned to work on Patent Licensing Operations and associate/analyst-level 3LP staff will be assigned to support 3LP’s work as necessary.

f.	3LP will be responsible for and shall bear the costs and expenses of its staff and related overhead incurred in connection with the performance of its services hereunder, including 2 domestic travel related expenses, except that ParkerVision will promptly reimburse 3LP for one-half of 3LP’s  documented reasonable international travel related expenses that are pre-approved by ParkerVision.  3LP is not responsible for and ParkerVision will pay all costs and expenses with respect to third-party research reports, reverse engineering reports and services, outside litigation/legal services, or other direct costs which, in each case, will be contracted separately by ParkerVision and/or McKool.

g.	3LP will assist ParkerVision in the development and ongoing updates of budgets and projections for Patent Licensing Operations.
h.

No communications made by 3LP in conjunction with its services hereunder will contain any knowingly untrue statement of a material fact or knowingly omit any material fact necessary to make the statements therein not misleading.  Notwithstanding the foregoing, 3LP shall have no liability with respect to the accuracy of information provided to it by ParkerVision or McKool in connection with 3LP’s services hereunder.

3.	ParkerVision’s and McKool’s Performance.
a.

ParkerVision will designate a licensing team to support 3LP’s efforts.  The licensing team shall include one or more executive officers of ParkerVision, one or more technical experts with regard to ParkerVision’s patents and relevant markets and products, and legal support either internal to ParkerVision and/or separately engaged by ParkerVision, in each case, as determined in ParkerVision’s sole discretion.

b.

ParkerVision has the sole and exclusive right to make all final decisions as to transactions, settlement and other events and costs and expenses relating to Patent Licensing Operations and ParkerVision will endeavor to provide such decisions to 3LP as promptly as commercially practicable under the circumstances to help 3LP foster an efficient and responsive Patent Licensing Operation.

c.

ParkerVision will timely forward to 3LP all contact information and any other relevant information with respect to any Target that, prior to the Effective Date has communicated with, or during the Term does communicate with, ParkerVision regarding Patent Licensing Operations.

d.	ParkerVision will contract separately with other parties as it deems, in its discretion, necessary, to support the Patent Licensing Operations, including engaging engineers and attorneys.
e.

ParkerVision will be responsible for and shall bear the costs and expenses of Patent Licensing Operations in accordance with budgets agreed to by 3LP and ParkerVision.  Such costs and expenses shall include, among other things, product tear down reports, market research reports, reverse engineering reports and services, external litigation/legal services, and external data room storage/maintenance costs.

f.

Upon request of ParkerVision, McKool will provide reasonable legal services to 3LP in support of 3LP’s services hereunder, including without limitation, reviewing and modifying any Offers and/or the Data Room Materials and other Marketing Materials developed by 3LP pursuant to this Agreement. The cost of McKool’s services shall be the responsibility of and shall be borne by ParkerVision in accordance with separate arrangements between ParkerVision and McKool.
4.

3LP Retainer.  Except as provided for herein, during the initial twelve (12) months of the Term (the “Initial Term”), ParkerVision will pay 3LP a monthly retainer of [*]  (the “Retainer Payment”).  The first Retainer Payment will be paid on the Effective Date of this Agreement with successive Retainer Payments payable the same calendar day (or, if such day is not a business day, the next following business day), of each successive month during the Initial Term, in each case, following ParkerVision’s receipt of 3LP’s monthly invoice.  Prior to the expiration of the Initial Term, ParkerVision and 3LP will review the services to be provided to ParkerVision by 3LP to determine if further payment of Retainer Payments is necessary to accomplish the purposes of this Agreement.  Any agreement to continue Retainer Payments, or any portion thereof, after the expiration of the Initial Term, shall be in writing.  The amount of the Retainer Payment may be increased or decreased at any time by written agreement between ParkerVision and 3LP. The cumulative amount of all Retainer Payments made under this Agreement shall be offset against any Success Fees (defined below), with the exception of the Retainer Payments for the first six (6) months following the Effective Date. Notwithstanding anything in this Agreement to the contrary, unless otherwise agreed to in writing by ParkerVision and 3LP, ParkerVision’s obligation to pay Retainer Payments shall terminate when aggregate Success Fees paid or payable to 3LP exceed [*].

5.	Success Fees. ParkerVision will pay 3LP success fees for each of the following transactions (“Success Fees”):
a.

Licensing Success Fees.   Subject to the provisions of this Section 5(a), ParkerVision will pay 3LP success fees (“Licensing Success Fees”) based on aggregate Net Licensing Revenues (defined below) actually received by ParkerVision from definitive patent license agreements between ParkerVision and Licensing Parties (defined below), relating to Patents, entered into during, or within [*] months following the expiration of, the Term (“License Agreements”).  The Licensing Success Fees  will be calculated as set forth on the following schedule:

Aggregate Net Licensing Revenues	3LP Success Fee (% of Aggregate Net Licensing Revenues)
[*]	[*]
[*]	[*]
[*]	[*]

“Net Licensing Revenues”  means Gross Amounts (defined below) paid to or received by ParkerVision in accordance with all License Agreements, less any direct costs and expenses paid by ParkerVision in connection with Patent Licensing Operations including, but not limited to,  costs incurred for reverse engineering reports, product tear down reports, and outside licensing related legal services,  but excluding any Retainer Payments, litigation related expenses and ParkerVision’s internal cost of operations such as employee wages and facilities and overhead costs (“Direct Licensing Costs”).

“Gross Amounts” means the total of all consideration in any form actually paid to and/or received by ParkerVision, including cash and/or securities paid to or for the benefit of ParkerVision, at any time and the reasonable economic value of all non-monetary consideration actually received by, or for the benefit of ParkerVision, at any time.  If ParkerVision receives compensation in the form of equity or other securities, 3LP will accept its 3LP Success Fee in these same securities in the same proportion ParkerVision receives such securities. For example, if ParkerVision receives compensation in the form of one-third cash and two-thirds equity securities, the 3LP Success Fee will also be paid in one-third cash and two-thirds equity securities.  With respect to the calculation of the fair market value of any non-cash consideration received by ParkerVision, ParkerVision and 3LP shall discuss in good faith how to determine such value.  In the event that ParkerVision and 3LP are unable to agree upon the fair market value determination, ParkerVision and 3LP agree to submit such matter to a neutral, independent third party mutually acceptable to both ParkerVision and 3LP to assist with such determination.

“Licensing Parties”  means: (i) any third-party licensee, with respect to License Agreements entered into during the Exclusive Period; or, (ii) if the Exclusive Period ends prior to the expiration of the Term, any 3LP Targets, with respect to License Agreements entered into during the period commencing at the expiration of the Exclusive Period and ending [*] months following the expiration of the Term.

b.

Sale Transaction Success Fees.  Subject to the provisions of this Section 5(b), ParkerVision will pay 3LP success fees (“Sale Transaction Success Fees”) based on aggregate Net Proceeds (defined below) actually received by ParkerVision from the sale of any or all of the Patents to one or more third-parties, including, without limitation, the sale of all or substantially all of the business assets of ParkerVision to a third party whether by merger, sale of assets, consolidation or otherwise (other than as contemplated by Section 17 hereof) (a “Sale of the Company”), in connection with which 3LP provides substantive assistance, that is consummated during, or within [*] months following the expiration of, the Term (“Sale Transactions”).  The Sale Transaction Success Fees will be calculated as set forth on the following schedule:

Aggregate Net Proceeds	3LP Success Fee (% of Aggregate Net Proceeds) for 3LP Targets	3LP Success Fee (% of Aggregate Net Proceeds) for Other Targets
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]

“Net Proceeds”  means Gross Amounts actually paid to or received by ParkerVision or its stockholders in connection with Sale Transactions, less any amounts paid or owed by ParkerVision to McKool, any other litigator and/or non-affiliated third-party licensing partners, and any other costs and fees paid or owed by ParkerVision to any other person or entity (including, without limitation, broker commissions and attorneys fees), in each case, in connection with Sale Transactions.

“Other Targets” means third parties other than 3LP Targets.

Sale Transaction Success Fees will be calculated separately for Sale Transactions involving 3LP Targets and for Sale Transactions involving Other Targets.  For example, if aggregate Net Proceeds from two (2) Sale Transactions involving 3LP Targets equals [*] and if aggregate Net Proceeds from three (3) Sale Transactions involving Other Targets equals [*], ParkerVision will pay to 3LP: [*].

c.

Settlement Success Fee.  Subject to the provisions of this Section 5(c), ParkerVision will pay 3LP success fees (“Settlement Success Fees”) based on the aggregate Net Settlement Amounts (defined below) actually received by ParkerVision from any settlement of patent litigation initiated by ParkerVision against one or more third-parties (“Settlements”), which Settlement is consummated during, or within [*] months following the expiration of, the Term (other than those provided for in Section 5(d) hereof). The Settlement Success Fees will be calculated as set forth on the following table:

Aggregate Net Settlement Amounts	3LP Success Fee (% of Aggregate Net Settlement Amounts)
[*]	[*]
[*]	[*]
[*]	[*]

“Net Settlement Amounts ”  means Gross Amounts paid to or received by ParkerVision in connection with Settlements (“Gross Settlement Amounts”), less (i) with respect to Settlements occurring before a  Final District Court Decision (defined below),  any costs and fees, including Direct Licensing Costs, outside legal fees, including contingency fees (up to a maximum of [*] of the Gross Settlement Amount),  paid or owed by ParkerVision to any other person or entity necessarily incurred as part of the litigation,  or (ii) with respect to Settlements occurring after a Final District Court Decision, the amount of the Final District Court Decision award (“Award Amount”), including past damages, interest, the value of compulsory royalties (calculated in accordance with Section 5(e)),  litigation costs and expenses incurred after the Final District Court Decision, including any legal contingency fees, paid or owed on the amount by which the Gross Settlement Amount exceeds the Award Amount.  For the sake of clarity, in the event that the Net Settlement Amount from a Settlement is less than the Award Amount, there shall be no Settlement Success Fee payable to 3LP with respect to that Settlement.

For the sake of clarity, in calculating the Net Settlement Amounts, Direct Licensing Costs shall only be deducted from the Gross Settlement Amounts to the extent that Direct Licensing Costs have not been previously deducted from Net Licensing Revenues in calculating 3LP Licensing Success Fees in accordance with Section 5(a). Any Direct Licensing Costs deducted from the Net Settlement Amounts pursuant to this Section 5(c) shall be excluded from Direct Licensing Costs for purposes of Section 5(a).    Also, if a Settlement pursuant to this Section 5(c) includes a patent license, the portion of the Success Fee payable to 3LP in respect of such license shall be calculated in accordance with this Section 5(c) and not Section 5(a) hereof.

“Final District Court Decision” means a  damages judgment entered by a district court or other court or government agency.  If a Settlement with a third-party relates to more than one (1) patent litigation, Final District Court Decision shall mean the judgment entered by a district court or other court or government agency with respect to the first in time patent litigation initiated by ParkerVision against such third-party.

d.

Other Success Fee.  Subject to the provisions of this Section 5(d), ParkerVision will pay 3LP a  success fee (“Other Success Fee”) based on Net Settlement Amounts actually received by ParkerVision from any Settlement consummated during the Term with the defendant in ParkerVision’s patent litigation existing as of the Effective Date (“Other Settlements”).  The Other Success Fee for such Settlement will be calculated with respect to a  Pre-Final District Court Decision,  Pre-Appeal Decision or Post Appeal Decision (each as defined below), as appropriate, as set forth on the following table:

[*]

“Pre-Final District Court Decision”  means an Other Settlement occurring during the Term and prior to a Final District Court Decision.

“Pre-Appeal Decision” means an Other Settlement occurring during the Term and after a Final District Court Decision and before a decision by a  Federal Appellate Court.

“Post-Appeal Decision” means an Other Settlement occurring during the Term and following a decision by the Federal Appellate Court (regardless of whether the appellate court decision results in additional trials and/or appeals).

For the sake of clarity, with respect an Other Settlement occurring after the Final District Court Decision, if the settlement amount is less than the Award Amount, there shall be no Other Success Fee payable to 3LP with respect to that Other Settlement.  Also, if a Settlement pursuant to this Section 5(d) includes a patent license, the portion of the Success Fee payable to 3LP in respect of such license shall be calculated in accordance with this Section 5(d) and not Section 5(a) hereof.

e.

If compulsory royalties are included in a  Final District Court Decision, ParkerVision will determine the value of compulsory royalties based on the net present value of a three (3) year royalty stream using the royalty rate assessed by the court in its Final District Court Decision multiplied by an estimate of annual infringing shipments which shall be determined based on the most recent infringing shipment information available in the court documents (i.e., last twelve (12) month infringing shipments included in the damages report), and a discount rate of [*].

f.

ParkerVision will pay 3LP all or such portion of any 3LP Success Fee, as the case may be, within thirty (30) days following ParkerVision’s receipt of all or such portion of the consideration from the applicable event upon which the applicable Success Fee was earned.  The amount of deductions or exclusions used in calculating Net Licensing Revenues, Net Proceeds or Net Settlement Amounts, if not available within thirty (30) days following ParkerVision’s receipt of applicable consideration, shall be estimated in good faith by ParkerVision for purposes of calculating the applicable Success Fee.  Any Retainer Payments made to 3LP under this Agreement, with the exception of Retainer Payments made during the first six (6) months of the Term, will be considered prepayments of and offset against Success Fee payments.  On a quarterly basis, within fifteen (15) days following ParkerVision’s filing of its quarterly financial statements, ParkerVision will provide 3LP with a final calculation of any Success Fees earned and remit to 3LP any additional amounts payable as a result of differences between the estimated and final calculations.  To the extent the final calculation results in an overpayment to 3LP, ParkerVision shall deduct such overpayment from future Retainer Payments and future Success Fees, provided that, if no such deductions occur before the expiration of the Term, 3LP shall immediately thereafter reimburse such overpayments to ParkerVision.

g.

The Parties agree that under no circumstances will the existence of any Patent license or any litigation relating to a Patent preclude or inhibit ParkerVision from selling any Patents or conducting a Sale of the Company.

6.	Audit and Verification.
a.	ParkerVision will keep accurate books and records with respect to all Net Licensing Revenues, Net Proceeds and Net Settlement Amounts.
b.

ParkerVision will keep records regarding each payment to be made pursuant to this Agreement for three (3) full years following the submission of each such payment to 3LP.  Notwithstanding the foregoing, any documentation required to support ParkerVision’s tax matters shall be retained for at least the applicable tax statute of limitations.

c.

ParkerVision will permit its books and records, to the extent related to the amounts payable to 3LP under this Agreement, to be examined once during each calendar year upon reasonable notice during regular business hours at the location at which such books and records are usually kept by an independent auditor selected and paid for by 3LP, subject to the execution by such auditor of a reasonable confidentiality agreement.  ParkerVision will render reasonable cooperation in the conduct of such audit.  Such independent auditor will not disclose to 3LP any information other than relating solely to the correctness of, or the necessity for, the payments to be made pursuant to this Agreement.

7.	Term.
a.

The term of this Agreement (the “Term”) will commence as of the Effective Date and will continue for a period of three (3) years, unless extended pursuant to Section 7(b) hereof or terminated pursuant to Section 8 hereof.

b.

No less than thirty (30) days prior to the expiration of the Term, or any subsequent extension of the Term, ParkerVision may elect to extend the Term for an additional period of not less than one (1) year by so notifying 3LP and McKool and, upon 3LP’s and McKool’s consent (not to be unreasonably withheld) the Term shall be so extended.  If ParkerVision does not elect to extend the Term, then this Agreement will expire at the end of the Term.

8.	Termination.
a.

Notwithstanding anything in this Agreement to the contrary, either ParkerVision or 3LP may immediately terminate this Agreement, for material breaches by the other Party that are not cured in the manner specified in Section 8(b) hereof.

b.

If either ParkerVision or 3LP (the “Breaching Party”) commits either (i) a material breach of its obligations under this Agreement or (ii) an act of willful misconduct or gross negligence (including gross neglect of duties hereunder) which, in either case, has resulted or is likely to result in material economic damage to the other Party (a “material breach”), the other Party (the “Non-Breaching Party”) may provide written notice to the Breaching Party setting forth an explanation in reasonable detail of such material breach.  If the material breach is of a nature that is curable, the Breaching Party shall have thirty (30) days to discontinue such material breach (“Cure Period”).  If the Breaching Party fails to discontinue such material breach within the Cure Period, or if the breach is of a nature that is not curable, then the Non-Breaching Party may immediately terminate this Agreement by providing written notice of termination to the Breaching Party.

c.

Notwithstanding anything in this Agreement to the contrary, ParkerVision may elect to terminate this Agreement on thirty (30) days written notice to 3LP if at any time during the Term Rivette does not, is unable to, or is unavailable to, devote substantially all of his professional time to Patent Licensing Operations, including, without limitation, by reason of Rivette’s death or disability or the termination of his employment with 3LP.

d.

Notwithstanding anything in this Agreement to the contrary, this Agreement, including the payment obligations arising under Section 5 hereof, will terminate upon the consummation of a Sale of the Company (except with respect to (i) Sale Transaction Success Fees payable to 3LP under Section 5(b) as a result of such Sale of the Company) ; or (ii) any Licensing Success Fees payable to 3LP under Section 5(a) with respect to any License Agreements that are not assigned or otherwise transferred to the third party in connection with a Sale of the Company; and provided that if ParkerVision creates a separate licensing entity for tax or other purposes pursuant to Section 17 below which is not acquired or otherwise transferred to the third party pursuant to the Sale of the Company, then the Agreement shall not terminate pursuant to this Section upon the consummation of the Sale of the Company.

e.

All payment obligations arising under Section 5 hereof will survive any expiration or termination of this Agreement, other than termination of this Agreement by ParkerVision in accordance with Section 8(b) hereof or a termination in accordance with Section 8(d) hereof.

f.	The following sections of this Agreement will survive any expiration or termination of this Agreement: Sections 6, 9, 12, 13, 14, 15, 16 and 20.
9.	Confidential Information.
a.

At the election of ParkerVision, within sixty (60) days following the termination or expiration of this Agreement, 3LP shall use its best reasonable efforts, consistent with all applicable laws and any court mandated document retention requirements, to either (i) return to ParkerVision all written or tangible Confidential Information (defined below), including copies, extracts, reproductions, emails and their attachments, and summaries; or (ii) destroy all written or tangible Confidential Information provided by ParkerVision to 3LP, including copies, extracts, reproductions, emails and their attachments, and summaries, and provide written confirmation to ParkerVision.  3LP shall, if requested by ParkerVision, provide a written description of the steps it took to ensure that ParkerVision’s Confidential Information was either returned or destroyed consistent with the provisions of this section.

b.

Notwithstanding the foregoing, 3LP may retain one (1) archive copy of Data Room Materials and Marketing Materials, as required by law, which shall be retained on behalf of 3LP at the offices of ParkerVision.

c.

During the Term of this Agreement and for a period of two (2) years after the return or destruction of ParkerVision’s Confidential Information as set forth in Section 9(a), and regardless of the form of the Confidential Information, 3LP (i) shall keep confidential all Confidential Information provided to it by ParkerVision, including Data Room Materials and Marketing Materials that embody such Confidential Information, (ii) shall not disclose such information to a third party, other than (x) employees and advisors of the third party that 3LP determines have a need to know and that are bound by confidentiality agreements at least as restrictive as the provisions set forth herein and (y) potential parties to a  Sales Transaction that execute a customary confidentiality agreement in a form approved by ParkerVision and (iii) shall not use Confidential Information except as required for the performance of its obligations under this Agreement.

d.

During the Term of this Agreement and for a period of two (2) years after the expiration of the Term, ParkerVision shall keep confidential all Confidential Information provided to it by 3LP, including without limitation all marketing and analysis materials related to ParkerVision’s patents supplied by 3LP, and ParkerVision shall not disclose such information to any third party, other than its employees and advisors ParkerVision determines have a need to know and that are bound by confidentiality agreements at least as restrictive as the provisions set forth herein.

e.

For purposes of this Agreement, “Confidential Information” means proprietary and confidential information concerning the business, business relationships (including prospective customers and business partners) and financial affairs of the providing Party, whether disclosed prior to, on or after the date hereof, whether or not in writing and whether or not labeled or identified as confidential or proprietary, and includes inventions, trade secrets, technical information, know-how, production and pricing information and plans, research and development activities, marketing plans and activities and information regarding consumers, customers, supplier and prospect information, employee and financial information and information disclosed to the providing Party by third parties of a proprietary or confidential nature or under an obligation of confidence.

f.	The obligations imposed by this Section 9 shall not apply to Confidential Information:
i.	Which is in or comes into the public domain through no fault of the receiving Party or its agents;
ii.	Which is already known to the receiving Party at the time of disclosure by the providing Party and was not, to the best of the receiving Party’s knowledge, acquired, 10 directly or indirectly, under any secrecy obligation to the providing Party or another party;
iii.

Which the receiving Party lawfully learns or receives on a non-confidential basis from some source, other than directly or indirectly from the providing Party, provided that to the receiving Party’s knowledge, after reasonable inquiry, such source is not prohibited from disclosing such information to recipient by a contractual, legal or fiduciary obligation; or

iv.	Which the receiving Party can demonstrate has been independently developed by that Party without reference to any Confidential Information of the providing Party and without violating Section 9.
g.

Notwithstanding the other provisions of this Section 9, a receiving Party may disclose Confidential Information if and to the extent required by law or ordered by any judicial, quasi-judicial or regulatory authority (including without limitation relevant stock exchange or exchanges) and in such case receiving Party shall consult with the providing Party in advance of such disclosure and on the manner of such disclosure and , if requested by the providing Party, the receiving Party shall use commercially reasonable efforts to assist the providing Party, at the providing Party’s expense, in seeking a protective order or other appropriate remedy to ensure the protection of the Confidential Information.

10.	Representations and Warranties.
a.

Each Party represents and warrants to the other Party that (i) it is duly formed and validly existing as an entity under the laws of its jurisdiction of formation, (ii) it has the requisite power and authority to enter into and perform this Agreement and the transactions contemplated hereby, (iii) the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized on behalf of such party and do not violate any agreement or other instrument applicable to such party or by which its assets are bound, and (iv) this Agreement constitutes a legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms, except to the extent that the enforcement of the rights and remedies created hereby is subject to (x) bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors generally and (y) general principles of equity.

b.

ParkerVision represents and warrants to 3LP that (i) ParkerVision enters into this Agreement with the desire and authority to license the Patents for due consideration at market price, (ii) the status of the Patents as identified on Attachment A hereof and the information provided as identified in Attachment B hereof is and will be true and correct, (iii) unless otherwise noted, ParkerVision is the sole owner and assignee on the Patents and there are no known issues with the chain of title such as liens, security interests or other claims to ownership of the Patents by any third party, (iv) Attachment A includes the full list of all the patents and patent applications owned and/or controlled by ParkerVision as of the Effective Date of this Agreement, and (v) the Patents are not subject to any licenses or other encumbrances, nor are there any restrictions or limitations on how the Patents may be asserted or enforced.

c.

3LP and McKool make no representations or warranties, expressed or implied, in respect of the services to be provided by them hereunder.  3LP and McKool will not be liable, in any event, to ParkerVision for any act, alleged act, omission or alleged omission on the part of 3LP or McKool that does not constitute gross negligence, fraud or willful misconduct as determined by a final, non-appealable determination of a court of competent jurisdiction.

11.

Indemnification.   ParkerVision hereby agrees to indemnify 3LP and its managers, officers, employees and agents from any and all suits, actions, claims, audits, penalties, liabilities, obligations, costs and expenses incurred, including but not limited to, legal expenses (“Claims”) relating to 3LP’s conduct in connection with the provision of services to ParkerVision under this Agreement, except to the extent such Claims arise out of: (i) any material breach of this Agreement by 3LP other than any breach which proximate cause is ParkerVision’s action, inaction or failure to provide in a timely manner accurate information requested by 3LP in order to properly perform the applicable services, or (ii) the fraud, willful misconduct or gross negligence of 3LP or any of its managers, officers, employees and agents.

3LP hereby agrees to indemnify ParkerVision and its managers, officers, employees and agents from any and all Claims relating to 3LP’s conduct in connection with the provision of services to ParkerVision under this Agreement to the extent such Claims arise out of (i) any material breach of this Agreement by 3LP other than any breach which proximate cause is ParkerVision’s action, inaction or failure to provide in a timely manner accurate information requested by 3LP in order to properly perform the applicable services, or (ii) the fraud, willful misconduct or gross negligence of 3LP or any of its managers, officers, employees and agents.  The persons entitled to indemnification pursuant to the foregoing shall be third party beneficiaries of the rights to the indemnification described in this Section 11.

3LP hereby agrees to indemnify McKool and its managers, officers, employees, and agents from any and all Claims relating to 3LP’s conduct in connection with the provision of services to ParkerVision and/or McKool under this Agreement to the extent such Claims arise out of (i) any material breach of this Agreement by 3LP other than any breach which proximate cause is ParkerVision’s action, inaction or failure to provide in a timely manner accurate information requested by such Provider in order to properly perform the applicable services, or (ii) the willful misconduct or gross negligence of 3LP or any of its managers, officers, employees and agents.  The persons entitled to indemnification pursuant to the foregoing shall be third party beneficiaries of the rights to the indemnification described in this Section 11.

12.

No Third Party Beneficiaries.  This Agreement is entered into for the sole benefit of 3LP, ParkerVision and McKool and no other parties are intended to be direct or incidental beneficiaries of this Agreement and, except as expressly provided in Section 11 hereof, no third party shall have any right in, under or to this Agreement.

13.	Attorney-Client and Attorney Work Product Privileges.
a.

ParkerVision and McKool have information covered by attorney client and attorney work product privileges and it may be necessary for 3LP to receive, review and use in performing the services provided for in this Agreement. ParkerVision and 3LP agree that they share a common interest in maximizing the value of ParkerVision’s Patents.  ParkerVision, 3LP and McKool agree that sharing of ParkerVision’s privileged information will advance the common goals of this Agreement.  ParkerVision, 3LP and

McKool agree that additional attorney client and attorney work product information may be generated after the execution of this Agreement that likewise is of common interest and will advance the goals of this Agreement.

b.

Based on their common interest, ParkerVision and McKool agree to share, to the extent necessary, attorney client and work product privileged information with 3LP that is useful for advancing the goals of this Agreement, and 3LP agrees to treat that information as if it was its own attorney client or work product privileged information.  3LP agrees not to share any of the privileged information with third parties without the consent of ParkerVision and/or McKool, as applicable.

14.

Conflicts.  3LP will not disclose to McKool any Confidential Information of any 3LP client other than ParkerVision.  3LP is presently unaware of any client or representation that it has which may cause a conflict of interest with respect to any client of McKool other than ParkerVision.  If 3LP becomes aware of an actual or potential conflict, it will promptly notify McKool.  3LP and ParkerVision agree that in the event of an actual or potential conflict between a client of McKool and a client of 3LP, McKool may, at its sole discretion, withdraw from this Agreement.  In the event that McKool withdraws pursuant to this provision, the Agreement will continue with respect to 3LP and ParkerVision.

15.

Limitation of Liability.  PARKERVISION’S LIABILITY ARISING OUT OF THIS AGREEMENT SHALL BE LIMITED TO THE COMPENSATION OF 3LP IN ACCORDANCE WITH SECTIONS 4 AND 5 HEREOF.  3LP’S LIABILITY ARISING UNDER THIS AGREEMENT SHALL BE LIMITED TO THE TOTAL AMOUNT PAID TO 3LP PURSUANT TO SECTION 4 AND 5 HEREOF.  MCKOOL’S LIABLITY ARISING UNDER THIS AGREEMENT SHALL BE LIMITED TO THE AMOUNTS PAID BY PARKERVISION TO MCKOOL WITH REGARD TO THE PROVISION OF THE SPECIFIC SERVICES THAT GAVE RISE TO THE CLAIM OF LIABILITY, BUT IN NO EVENT WILL SUCH LIABILITY EXCEED THE TOTAL AMOUNT PAID TO MCKOOL FOR ITS SERVICES UNDER THIS AGREEMENT.  IN NO EVENT SHALL ANY PARTY BE LIABLE FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT OR SPECIAL DAMAGES, HOWEVER CAUSED, WHETHER UNDER THEORY OF CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, EVEN IF PARKERVISION, MCKOOL AND/OR 3LP HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.  THESE LIMITATIONS SHALL APPLY NOTWITHSTANDING THE FAILURE OF THE ESSENTIAL PURPOSE OF ANY LIMITED REMEDY, BUT SHALL NOT APPLY IN THE CASE OF FRAUD OR WILLFUL BREACH.

16.	Ownership of Intellectual Property.
a.	ParkerVision will retain ownership of and 3LP hereby assigns to ParkerVision Data Room Materials and Marketing Materials developed by 3LP pursuant to Sections 2(a) and 2(c) hereof.
b.

As 3LP assigns ParkerVision ownership of the Data Room Materials and Marketing Materials, 3LP retains 3LP’s rights to the underlying intellectual property contained in those materials subject to ParkerVision’s right to use that intellectual property.  That intellectual property includes 3LP’s knowledge of business principles, and those analytical concepts, approaches, methodologies, models, processes, discoveries, ideas, and formats developed by 3LP staff in the course of its work for clients or during its own research.

17.

ParkerVision Licensing Entity.  If ParkerVision creates a separate licensing entity for tax or other purposes, ParkerVision’s rights and obligations under this Agreement shall, to the extent relevant, apply to such entity.

18.	Independent Legal Advice. McKool has advised both 3LP and ParkerVision to obtain independent legal advice related to the terms of this Agreement.
19.

No Conflict with Existing Agreements.   Nothing in this Agreement shall change, modify or conflict with any other agreement existing between ParkerVision and McKool as of the Effective Date. To the extent any provision of this Agreement conflicts with, or is deemed to conflict with, any such existing agreement, the terms of the existing agreement shall take precedence over the terms of this Agreement.

20.

Miscellaneous.   This Agreement represents the entire agreement between or among the Parties relating to the subject matter hereof and replaces any prior agreements or understandings, including the letter agreement, dated as of March 16, 2012, between ParkerVision and 3LP and the Patent Monetization Agreement, dated as of October 29, 2012, by and among the Parties. No waiver, amendment or modification of this Agreement shall be valid unless in writing signed by each Party.  Each Party is an independent contractor, and except as expressly set forth herein, this Agreement will not establish any relationship of partnership, joint venture, employment, franchise, agency or any fiduciary relationship or other form of legal association between 3LP, McKool and ParkerVision, and neither 3LP, McKool nor ParkerVision will have the power to bind the other or incur obligations on the other’s behalf without the other’s separate and specific prior written consent.  No Party is responsible for failure to fulfill any obligations due to causes beyond its control, except that in no event will this provision affect ParkerVision’s obligation to make timely payments under the Agreement. Failure by any Party to enforce any provision of this Agreement will not be deemed a waiver of future enforcement of that or any other provision.  If any provision in this Agreement is determined in any proceeding binding upon the Parties to be invalid or unenforceable, that provision will be deemed severed from the remainder of the Agreement, and the remaining provisions of the Agreement will continue in full force and effect.  This Agreement is governed by the laws of the State of New York applicable to contracts made and to be performed entirely within that state without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.  All disputes arising out of this Agreement shall be subject to the exclusive jurisdiction of the state and Federal courts located in New York, New York, and the Parties agree to submit to the personal and exclusive jurisdiction and venue of these courts.  Notwithstanding the foregoing in this Section 20, a Party may commence any action, claim, cause of action, or suit in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.  The terms and conditions of this Agreement shall bind and inure to each party’s successors and assigns, provided that 3LP may not assign this Agreement without ParkerVision’s written consent.  All legal notices required hereunder shall be in writing sent to the chief executive officer or managing partner of the other Parties at the address listed for such Party on the first page of this Agreement, and such notices shall be deemed served when received by the addressee or, if delivery is not accomplished by reason of some fault of the addressee, when tendered for delivery.  This Agreement may be signed in counterparts and by facsimile, each of which will constitute and original.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first set forth above.

PARKERVISION, INC.

By: ________________________________

Name:

Title:

3LP ADVISORS, LLC

By: ________________________________

Name:

Title:

MCKOOL SMITH

By: ________________________________

Name:

Title: